                                                                      Exhibit 12
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                           COLGATE-PALMOLIVE COMPANY
                           -------------------------

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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                        Dollars in Millions (Unaudited)

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                                                                Six Months Ended
                                                                  June 30, 2001
                                                                  -------------

Income before income taxes                                           $ 824.6

Add:
Interest on indebtedness and amortization of debt expense and
  discount or premium                                                   93.3

Portion of rents representative of interest factor                      15.1

Interest on ESOP debt, net of dividends                                  1.5

Loss of less than fifty-percent-owned subsidiaries                       0.3
                                                                     -------

Income as adjusted                                                   $ 934.8
                                                                     =======

Fixed Charges:

Interest on indebtedness and amortization of debt expense and
  discount or premium                                                $  93.3

Portion of rents representative of interest factor                      15.1

Interest on ESOP debt, net of dividends                                  1.5

Capitalized interest                                                     2.1
                                                                     -------

Total fixed charges                                                  $ 112.0
                                                                     =======

Ratio of earnings to fixed charges                                       8.3
                                                                     =======

In June 1989, the Company's leveraged employee stock ownership plan ("ESOP") issued $410.0 of long-term notes due through 2009 bearing an average interest rate of 8.7%. These notes are guaranteed by the Company. Interest incurred on the ESOP notes during the first half of 2001 was $15.3. This interest is funded through preferred and common stock dividends. The fixed charges presented above include interest on ESOP indebtedness to the extent it is not funded through preferred and common stock dividends.